FOR IMMEDIATE RELEASE July 5, 2006	FOR MORE INFORMATION CALL: LIGHTSTONE SECURITIES LLC: Jim Wellman, Marketing Director (866) 792-8700 MEDIA: Kathleen Rodriguez Beckerman Public Relations (908) 781-6420 kathleen@beckermanpr.com

LIGHTSTONE VALUE PLUS REIT DIVERSIFIES PORTFOLIO

“ONE-OF-A-KIND” REIT ANNOUNCES ACQUISITION OF MULTI-FAMILY PROPERTIES IN SOUTHEAST MICHIGAN FOR $42.2 MILLION

NEW YORK, NY, July 6, 2006 -- The first “no front-end load” real estate investment trust, The Lightstone Value Plus Real Estate Investment Trust (the “REIT”), announced it has closed on its second acquisition, adding four multi-family communities (the “Properties”) to its portfolio. The REIT purchased the Properties, representing more than 1,000 apartments in the suburban communities of Dearborn Heights, MI, Roseville, MI and Westland, MI, for approximately $42.2 million.

The Properties were valued at $54.3 million by an independent third-part appraiser retained by the REIT’s lender, Citigroup Global Markets Realty Corp. By purchasing the properties at what represents a 22% discount from appraised value, the REIT is well positioned to realize the benefit of increasing real estate values in the future.

“We are excited the REIT has added multi-family assets to its portfolio as a compliment to its recent acquisition of a high potential retail outlet mall in St. Augustine, FL,” said David Lichtenstein, Chairman and CEO. “The upside potential of these opportunistically priced assets made the transaction well suited for our targeted investment strategy of acquiring properties offering immediate cash flows and the potential for increased value,” concluded Mr. Lichtenstein.

The Properties will be operated by The Lightstone Group’s residential management company, Beacon Property Management.

About The Lightstone Value Plus REIT

The investment objectives of the REIT are capital appreciation and income from real estate cash flows. Minimum initial investments are $1,000 for individuals and $3,000 for tax-deferred accounts.

The REIT is unique in that its sponsor, an affiliate of The Lightstone Group, will make a significant equity investment, representing 10 percent of the capital raised by the REIT, providing 100 percent of the funds required to cover the front-end costs of the offering. This investment of up to $30 million will be made over time as subscriptions are accepted by the REIT. This unique alignment of interests will allow investors in the REIT the opportunity to see 100 percent of their investment directed into property acquisitions.

For more information on how to obtain information or acquire shares please contact:

Lightstone Securities LLC
Member NASD,SIPC
Jim Wellman, Marketing Director, jwellman@lightstonereit.com
460 Park Avenue
New York, NY 10022
(866) 792-8700
www.lightstonereit.com
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